 FOR IMMEDIATE RELEASE
                              Contact:                      Bob Deere
                               Chief Financial Officer
                               (713) 860-2516

GENESIS ENERGY, L.P. REPORTS FOURTH QUARTER AND FULL YEAR 2009 RESULTS

Houston, Texas – February 24, 2010 – Genesis Energy, L.P. (AMEX: GEL) today announced its fourth quarter and annual results. Results for the quarter and year ended December 31, 2009 included the following items:

•
For the fourth quarter of 2009, we generated total Available Cash before Reserves of $23.7 million, essentially equal to the third quarter of 2009.  For the full year of 2009, we generated Available Cash before Reserves of $91.0 million compared to $89.8 million for 2008.  Available Cash before Reserves is a non-GAAP measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net cash provided by operating activities.  Net cash provided by operating activities was $34.2 million and $36.8 million for the fourth and third quarters of 2009, respectively, and $90.1 million and $94.8 million for the full years of 2009 and 2008, respectively.

•
Net loss attributable to the Partnership for the fourth quarter of 2009 was $6.0 million as compared to net income attributable to the Partnership of $6.4 million for the fourth quarter of 2008.  For the fourth quarter of 2009, the common unitholders’ share of our net income was $3.2 million, or $0.08 per unit.  For the fourth quarter of 2008, the common unitholders share of our net income was $5.4 million, or 0.14 per unit.

•
For the full year 2009 we generated net income attributable to the Partnership of $8.1 million.  For all of 2008, Genesis had net income attributable to the Partnership of $26.1 million.  Net income allocable to our common unitholders was $20.2 million, or $0.51 per unit, for 2009 and $23.0 million, or $0.59 per unit for 2008.

•
On February 12, 2010, we paid a total quarterly distribution of $16.6 million attributable to our financial and operational results for the fourth quarter of 2009, including $14.3 million payable to our common unitholders based on our quarterly distribution rate of $0.36 per unit, and $2.3 million payable to our general partner, which includes its incentive distribution amount.  Given the total Available Cash before Reserves generated for the fourth quarter of 2009, the coverage ratio for our total distribution was approximately 1.4 times.

•
The distribution for the fourth quarter of 2009 is our eighteenth consecutive quarter with an increase in the per unit distribution.  The quarterly distribution of $0.36 per unit represents a 2.1% increase in the distribution paid relative to the previous quarter and an approximately 9.1% increase over the year earlier period.

Grant Sims, CEO said “The partnership turned in another solid quarter, again demonstrating the financial capabilities of our diverse but increasingly integrated businesses.  As we enter 2010, we are cautiously optimistic and encouraged by increases in activities and apparent opportunities across our business segments.

We are proud of our employees and how they responded to the macroeconomic challenges presented in 2009.  Because of their efforts, we were able to deliver the eighteenth consecutive quarterly increase in the distribution paid to our unitholders, while maintaining a high coverage ratio and conservative financial structure.

As we announced on February 5, 2010, the ownership of our general partner has changed.  We look forward to working with, and being supported by, the Quintana Group and their co-investors in our continuing efforts to create value for all of the partnership’s stakeholders.”

Financial Results – Fourth Quarter

To provide a view of current earnings trends, we will initially compare the fourth quarter of 2009 to the third quarter of 2009, and then follow that discussion with a comparison of the full years of 2009 and 2008.

Comparison Fourth Quarter 2009 to Third Quarter 2009

Available Cash before Reserves (a non-GAAP measure) remained steady at $23.7 million in the fourth quarter.  The primary components impacting Available Cash before Reserves are Segment Margin, corporate general and administrative expenses (excluding non-cash charges) and maintenance capital expenditures.  Variances from the previous quarter in these components are explained as follows:

Segment Margin

Segment margin is defined and reconciled later in this press release to income before income taxes.  For the third and fourth quarters of 2009, segment results were as follows:

	Pipeline	Refinery	Supply &	Industrial
	Transportation	Services	Logistics	Gases	Total
	(in thousands)
Segment margin (1)

Three months ended December 31, 2009	$11,321	$13,201	$7,073	$2,647	$34,242

Three months ended September 30, 2009	$10,269	$12,694	$9,423	$2,893	$35,279

(1)
Segment margin was calculated as revenues less cost of sales, operating expenses and segment general and administrative expenses, plus our share of the distributable cash generated by our joint ventures.  Segment margin excludes the non-cash effects of our equity-based compensation plans and unrealized gains and losses from derivative transactions, and includes the non-income portion of payments received under direct financing leases.  A reconciliation of segment margin to income before income taxes is presented for periods presented in the table at the end of this release.

Pipeline segment margin increased $1.1 million between the third and fourth quarters of 2009.  Overall throughput increased on our crude oil pipeline systems by 4% resulting in increased oil tariff revenues of $0.2 million.  Volumes increased on our Free State CO2 pipeline by 45,300 Mcf per day resulting in increased revenues of $0.5 million.  Pipeline loss allowance revenues increased $0.4 million due to an increase in pipeline allowance volumes sold of 3,300 barrels and higher market prices for crude oil.  These increases were slightly offset by increased operating costs of $0.1 million.

Our refinery services segment margin increased $0.5 million between the 2009 sequential quarterly periods.  NaHS sales volumes increased by 3,760 dry short tons (DST) from 28,207 DST in the third quarter of 2009 to 31,967 DST in the fourth quarter of 2009.   Sales of caustic soda decreased by 1,500 DST, from 26,898 DST to 25,398 DST, between those same periods. Demand for NaHS in both North and South America has improved as increased copper and molybdenum prices have increased mining activities and industrial activity levels have improved.

Supply and logistics segment margin decreased $2.3 million between the quarters. The flattening of the forward curve in crude oil prices (reduction in contango) and narrowing of the differential in prices between sour and sweet crude oil (blending economics) contributed to approximately $0.8 million of such decrease.  Seasonal declines in asphalt sales and slightly lower petroleum product sales and increased operating expenses (principally due to river flooding early in the fourth quarter) accounted for approximately $0.8 of such decrease.  DG Marine contributed approximately $0.4 million less compared to the third quarter.

 Our industrial gases segment margin declined slightly due to the normal decrease in demand in the fourth quarter of each year resulting from the seasonal use of CO2 in food and beverage applications.

Other Components of Available Cash

While segment margin declined between the periods as discussed above, our interest costs and corporate general and administrative expenses (excluding non-cash charges) partially offset the decline.  Additionally, our maintenance capital expenditures were lower in the fourth quarter as we typically incur a higher percentage of our annual maintenance capital expenditures in the warmer months of the year.  Lastly, DG Marine is excluded from Available Cash, although it is included in segment margin.  The effect of this exclusion was less in the fourth quarter as compared to the third quarter of 2009.

Several adjustments to net income attributable to the Partnership are required to calculate Available Cash before Reserves.  The calculation of Available Cash before Reserves for the quarters ended December 31, 2009 and September 30, 2009 is as follows:

	Three Months Ended
	December 31, 2009	September 30, 2009
	(in thousands)

Net (loss) income attributable to Genesis Energy, L.P.	$(5,982)	$4,299
Depreciation and amortization expense	15,223	15,806
Impairment charge	5,005	-
Cash received from direct financing leases not
included in income	971	951
Cash effects of sales of certain assets	260	156
Effects of available cash generated by equity method
investees not included in income	(163)	787
Cash effects of stock appreciation rights plan	(37)	(77)
Non-cash tax expense (benefit)	830	(3)
Earnings of DG Marine in excess of distributable cash	(493)	(1,108)
Other non-cash items, net, including equity-based
compensation	8,775	4,240
Maintenance capital expenditures	(668)	(1,336)
Available Cash before Reserves	$23,721	$23,715

Other Components of Net Income

In the fourth quarter of 2009, the Partnership recorded a net loss of $6.0 million.  In addition to the factors impacting Available Cash before Reserves, the net loss included the effect of several non cash charges.  Depreciation and amortization expense totaled $15.2 million for the fourth quarter.  Additionally, in the fourth quarter of 2009, we recorded an impairment charge of $5.0 million related to our investment in the Faustina Project, a developmental pet coke to ammonia project.  Based on a number of factors, including the progress of the project development and our decision not to continue to invest further in the project, we made the determination that the likelihood of a recovery of our investment was remote and the fair value of the investment was zero. Non-cash performance-based compensation expense and deferred income tax expense were approximately $8.1 million and $0.8 million, respectively, for the fourth quarter.

Comparison 2009 to 2008

Available Cash before Reserves for the full year 2009 increased by $1.2 million over the same period in the previous year, to a total of $91.0 million.  Segment margin slightly declined by $0.4 million; however reductions in other cash costs and expenses included in the computation of Available Cash more than offset that decline.

Segment Margin

The following table presents selected financial information by segment for the twelve-month reporting periods:

	Pipeline	Refinery	Supply &	Industrial
	Transportation	Services	Logistics	Gases	Total
	(in thousands)
Segment margin (1)

Year Ended December 31, 2009	$42,162	$51,844	$29,052	$11,432	$134,490

Year Ended December 31, 2008	$33,149	$55,784	$32,448	$13,504	$134,885

(1)
Segment margin was calculated as revenues less cost of sales, operating expenses and segment general and administrative expenses, plus our share of the distributable cash generated by our joint ventures.  Segment margin excludes the non-cash effects of our equity-based compensation plans and unrealized gains and losses from derivative transactions, and includes the non-income portion of payments received under direct financing leases.  A reconciliation of segment margin to income before income taxes is presented for periods presented in the table at the end of this release.

Pipeline transportation segment margin increased $9.0 million in 2009 as compared to 2008.  The primary reasons for this improvement was an increase in revenues from CO2 financing leases and tariffs of $10.5 million and a related increase in non-income payments from the same financing leases of $1.4 million.  The increase was principally due to the acquisition of the Free State Pipeline and NEJD pipeline lease in May 2008.  Tariff rate increases of approximately 7.6% on our Jay and Mississippi pipelines went into effect July 1, 2009 and increased our tariff revenue by $1.9 million. These increases were offset by a decrease in our pipeline loss allowance revenues of $4.1 million caused by an average $38 per barrel decline in the market price of crude oil in addition to a decline in our pipeline loss allowance volumes of 10,000 barrels.  A decline in volumes transported on our crude oil pipelines also decreased segment margin by $1.0 million.

Refinery services segment margin decreased $3.9 million between 2008 and 2009.  While we experienced a decrease in NaHS demand of approximately 34%, we have taken advantage of our logistics capabilities and economies of scale to increase caustic sales to third parties.  As a result, our caustic soda sales volumes increased by 30% to 88,959 dry short tons (DST).  Raw material and processing costs related to providing our refinery services and supplying caustic soda as a percentage of our segment revenues increased only 3% between the periods.  The cost of delivering NaHS and caustic soda to our customers, as a percentage of segment revenues increased 4% between the two periods.

Supply and logistics segment margin was $29.1 million in 2009 compared to $32.4 million in 2008.  The primary factors producing this decrease were a decline in crude oil and petroleum products marketing activities, substantially offset by the contribution of the DG Marine barge operations and the contango crude oil pricing.  Contango pricing in the crude oil market provided opportunities for us to hold more barrels in storage tanks to take advantage of higher oil prices for future deliveries. We hedge the future delivery price with the use of derivative contracts (principally NYMEX futures) and minimize price risk.  During 2009, we averaged approximately 174,000 barrels of crude oil in inventory and recorded $2.2 million of segment margin related to storing and hedging crude oil.  We also benefited in the second half of 2009 from additional opportunities to handle the heavy end of the refined barrel due to our access to the additional leased heavy-products storage and to barge transportation capabilities through our DG Marine joint venture. The DG Marine barge operations we acquired in July 2008 added approximately $5.6 million to our segment margin in 2009 as compared to 2008. However, due to the joint venture financial covenants, we eliminate the segment margin associated with DG Marine in determining Available Cash.  More than offsetting these improvements, our crude oil and petroleum products marketing activities contributed $11.1 million less to segment margin in the 2009 than in 2008.  In 2009, we experienced some reduction in crude oil marketing volumes as crude oil producers, in response to lower prices, reduced operating expenses or postponed development activities that could have enhanced or maintained existing production levels.  Additionally in 2009, gasoline demand declined significantly from 2008 levels and refiners reduced their production rates.  The economics of our blending and marketing activities in the heavy-end refined products narrowed as volatility in prices declined in correlation to the reduced refinery production rates.

Segment margin from our industrial gases segment declined between the two periods as sales of CO2 to our industrial gases customers were affected by macroeconomic conditions.  Our customers process the CO2 for further sale to beverage and food processing customers and to parties who use the gases in tertiary oil recovery and other industrial processes.  In addition, a scheduled turnaround in the second half of 2009 at the facility of our syngas joint venture reduced the contribution of that venture in 2009.

Other Components of Available Cash

Declines in our interest costs (excluding interest on the debt of DG Marine) of $2.6 million and corporate general and administrative expenses (excluding non-cash charges) of $5.7 million more than offset the slight decrease in segment margin and the exclusion of the DG Marine from our calculation of available cash.

Although our average debt balance was greater in 2009 than in 2008, lower market interest rates substantially offset the effect.  Our average interest rate under our credit facility during 2009 was approximately 2.2% less than in 2008.  Our average outstanding debt balance under the facility was approximately $114 million more in 2009. The increase in average debt resulted primarily from the CO2 pipeline dropdown transactions in May 2008 and the DG Marine acquisition in July 2008.  Declines in professional services expenses and bonus expense reduced corporate general and administrative expenses between the annual periods.

Because the cash flows generated by DG Marine must be utilized to reduce DG Marine’s debt under its credit facility, we exclude the effects of DG Marine from our calculation of Available Cash before Reserves.

The calculation of Available Cash before Reserves for the years ended December 31, 2009 and 2008 is as follows:

	Year Ended December 31,
	2009	2008
	(in thousands)

Net income attributable to Genesis Energy, L.P.	$8,063	$26,089
Depreciation and amortization expense	62,581	71,370
Impairment charge	5,005	-
Cash received from direct financing leases not
included in income	3,758	2,349
Cash effects of sales of certain assets	873	760
Effects of available cash generated by equity method
investees not included in income	(495)	1,830
Cash effects of stock appreciation rights plan	(121)	(385)
Non-cash tax expense (benefit)	1,914	(2,782)
Earnings of DG Marine in excess of distributable cash	(4,475)	(2,821)
Other non-cash items, net, including equity-based
compensation	18,309	(2,172)
Maintenance capital expenditures	(4,426)	(4,454)
Available Cash before Reserves	$90,986	$89,784

Other Components of Net Income

Net income attributable to the Partnership was $8.1 million for 2009, a decrease of $18 million from 2008.  In addition to the factors impacting Available Cash before Reserves, net income included the effects of non cash items and the recorded share of the results of DG Marine. Differences between the periods in the non cash items of depreciation, amortization and impairment and non-cash compensation were the principal factors resulting in the decline in net income for the period.

The amount we recorded as depreciation and amortization expense declined in 2009 as compared to 2008 by $8.8 million.  We are amortizing our intangible assets over the period during which the intangible asset is expected to contribute to future cash flows.  As a result, amortization is generally greater in the initial years after an acquisition.  The decline in intangible asset amortization was partially offset by depreciation from the DG Marine acquisition in July 2008 and the vessels added to DG Marine’s barge fleet since the end of 2008.

As discussed above, we recorded a $5.0 million impairment charge related to our investment in the Faustina Project in 2009.

The non-cash charges in 2009 related to the compensation arrangement between our senior executives and our general partner resulted in $14.1 million of additional expense in 2009.  Our general partner will bear the cash cost of this arrangement.  Non-cash expense related to other equity-based compensation also increased in 2009 by approximately $6.0 million.

Although we exclude the available cash generated by DG Marine from the calculation of available cash, our share of its results is included in net income attributable the Partnership.

Distributions

Over the last four quarters, we have increased the distribution rate on our common units by a total of $0.03 per unit, or 9.1%.  Distributions paid over the last four quarters, and the distribution paid on February 12, 2010 for the fourth quarter of 2009, are as follows:

		Per Unit
Distribution For	Date Paid	Amount
Fourth quarter 2009	February 2010	$0.3600
Third quarter 2009	November 2009	$0.3525
Second quarter 2009	August 2009	$0.3450
First quarter 2009	May 2009	$0.3375
Fourth quarter 2008	February 2009	$0.3300

Liquidity

We generate substantial cash flows from our operations.  In addition, we have a $500 million revolving credit facility, which we can access for general partnership purposes, including funding working capital requirements and/or growth opportunities.  Should we want to grow through acquisitions, we have the ability to increase our borrowing base for one year because we can include an agreed upon amount of pro-forma EBITDA associated with a material acquisition and calculate the borrowing base at a higher borrowing base multiple of 4.75 (as compared to our normal multiple of 4.25).  Upon the completion of four full quarters of operations including the acquired operations, our EBITDA multiple reverts back to 4.25, from 4.75 times.  For example, our operations now include four full quarters of operations from the pipelines dropped down from Denbury in 2008, so our borrowing base multiple reverted to 4.25 times our last four quarters, or approximately $407 million.  Our cash flows from operations and our revolving credit facility, which matures in November 2011, provide us with sufficient liquidity to run our current business.

Earnings Conference Call

We will broadcast our Earnings Conference Call on Wednesday, February 24, 2010, at 10:00 a.m. Central time.  This call can be accessed at www.genesisenergylp.com.  Choose the Investor Relations button.  Listeners should go to this website at least fifteen minutes before this event to download and install any necessary audio software.  For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days.  There is no charge to access the event.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas.  Genesis engages in four business segments.  The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and carbon dioxide.  The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations, principally located in Texas, Louisiana, and Arkansas.  The Supply and Logistics Division is engaged in the transportation, storage and supply and marketing of energy products, including crude oil and refined products.  The Industrial Gases Division produces and supplies industrial gases such as carbon dioxide and syngas.  Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, and Florida.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved.  Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, managing operating costs, completion of capital projects on schedule and within budget, consummation of accretive acquisitions, capital spending, environmental risks, government regulation, our ability to meet our stated business goals and other risks noted from time to time in our Securities and Exchange Commission filings.  Actual results may vary materially.  We undertake no obligation to publicly update or revise any forward-looking statement.

(tables to follow)

Genesis Energy, L.P.
Summary Consolidated Statements of Operations - Unaudited
(in thousands except per unit amounts and volumes)

	Three Months Ended	Three Months Ended
	December 31, 2009	December 31, 2008

Revenues	$436,274	$378,040
Costs of sales and other expenses	417,499	346,568
Depreciation, amortization and impairment expense	15,223	19,760
Gain (loss) from disposal of surplus assets	301	(7)
Impairment expense	5,005	-
OPERATING (LOSS) INCOME	(1,754)	11,719
Equity in earnings of joint ventures	165	131
Interest expense, net	(3,834)	(4,746)
(Loss) income before income taxes	(5,423)	7,104
Income tax (expense) benefit	(1,419)	(871)
NET (LOSS) INCOME	(6,842)	6,233
Net loss attributable to noncontrolling interests	860	120
NET (LOSS) INCOME ATTRIBUTABLE
TO GENESIS ENERGY, L.P.	$(5,982)	$6,353

NET INCOME ATTRIBUTABLE TO
GENESIS ENERGY, L.P. PER COMMON UNIT -
BASIC AND DILUTED	$0.08	$0.14

Volume data:
Crude oil pipeline barrels per day (total)	60,181	58,363
Mississippi Pipeline System barrels per day	24,231	28,163
Jay Pipeline System barrels per day	12,766	13,448
Texas Pipeline System barrels per day	23,184	16,752
Free State CO2 System Mcf per day	178,338	167,926
NaHS dry short tons sold	31,967	35,494
NaOH (caustic soda) dry short tons sold	25,397	17,580
Crude oil and petroleum products barrels per day	50,691	47,713
CO2 sales Mcf per day	72,233	75,164

Genesis Energy, L.P.
Summary Consolidated Statements of Operations - Unaudited
(in thousands except per unit amounts and volumes)

	Year Ended	Year Ended
	December 31, 2009	December 31, 2008

Revenues	$1,435,360	$2,141,684
Costs of sales and other expenses	1,346,243	2,032,394
Depreciation, amortization and impairment expense	62,581	71,370
Loss from disposal of surplus assets	160	29
Impairment expense	5,005	-
OPERATING INCOME	21,371	37,891
Equity in earnings of joint ventures	1,547	509
Interest expense, net	(13,660)	(12,937)
Income before income taxes	9,258	25,463
Income tax (expense) benefit	(3,080)	362
NET INCOME	6,178	25,825
Net loss attributable to noncontrolling interests	1,885	264
NET INCOME ATTRIBUTABLE
TO GENESIS ENERGY, L.P.	$8,063	$26,089

NET INCOME ATTRIBUTABLE TO
GENESIS ENERGY, L.P. PER COMMON UNIT -
BASIC AND DILUTED	$0.51	$0.59

Volume data:
Crude oil pipeline barrels per day (total)	60,262	64,111
Mississippi Pipeline System barrels per day	24,092	25,288
Jay Pipeline System barrels per day	10,523	13,428
Texas Pipeline System barrels per day	25,647	25,395
Free State CO2 System Mcf per day (1)	154,271	160,220
NaHS dry short tons sold	107,311	162,210
NaOH (caustic soda) dry short tons sold	88,959	68,647
Crude oil and petroleum products barrels per day	48,117	47,569
CO2 sales Mcf per day	73,328	78,058

               (1) 2008 volume is for seven months

Genesis Energy, L.P.
Consolidated Balance Sheets - Unaudited
(in thousands)

	December 31, 2009	December 31, 2008

ASSETS
Cash	$4,148	$18,985
Accounts receivable	129,865	115,104
Inventories	40,204	21,544
Other current assets	15,027	12,494
Total current assets	189,244	168,127
Property, net	284,887	282,105
CO2 contracts, net	20,105	24,379
Joint ventures and other investments	15,128	19,468
Investment in direct financing leases	173,027	177,203
Intangible assets, net	136,330	166,933
Goodwill	325,046	325,046
Other assets	4,360	15,413
Total Assets	$1,148,127	$1,178,674

LIABILITIES AND PARTNERS' CAPITAL
Accounts payable	$117,625	$99,559
Accrued liabilities	23,803	26,713
Total current liabilities	141,428	126,272
Long-term debt	366,900	375,300
Deferred tax liabilities	15,167	16,806
Other liabilities	5,699	2,834
Partners' capital:
Genesis Energy, L.P. partners' capital	595,877	632,658
Noncontrolling interests	23,056	24,804
Total partners' capital	618,933	657,462
Total Liabilities and Partners' Capital	$1,148,127	$1,178,674

Units Data:
Common units held by general partner and affiliates	4,028,096	4,028,096
Common units held by Davison family	11,785,979	11,781,379
Common units held by others	23,673,922	23,647,299
Total common units outstanding	39,487,997	39,456,774

SEGMENT MARGIN RECONCILIATION
TO (LOSS) INCOME BEFORE INCOME TAXES - UNAUDITED

	Three Months Ended	Three Months Ended
	December 31, 2009	December 31, 2008
	(in thousands)

Segment margin	$34,242	$38,908
Corporate general and administrative expenses	(12,257)	(6,384)
Depreciation, amortization and impairment	(20,228)	(19,760)
Net (loss) gain on disposal of surplus assets	(301)	7
Interest expense, net	(3,834)	(4,746)
Non-cash expenses not included in segment margin	(2,239)	428
Other non-cash items affecting segment margin	(806)	(1,349)
Income (loss) before income taxes	$(5,423)	$7,104

	Year Ended	Year Ended
	December 31, 2009	December 31, 2008
	(in thousands)

Segment margin	$134,490	$134,885
Corporate general and administrative expenses	(36,475)	(22,113)
Depreciation, amortization and impairment	(67,586)	(71,370)
Net loss on disposal of surplus assets	(160)	(29)
Interest expense, net	(13,660)	(12,937)
Non-cash expenses not included in segment margin	(4,089)	1,355
Other non-cash items affecting segment margin	(3,262)	(4,328)
Income before income taxes	$9,258	$25,463

CALCULATION OF NET INCOME PER COMMON UNIT - UNAUDITED
(in thousands, except per unit amounts)
	Three Months Ended
	December 31, 2009	December 31, 2008
Numerators for basic and diluted net income
per common unit:
Net (loss) income attributable to Genesis Energy, L.P.	$(5,982)	$6,353
Less: General partner's incentive distribution
to be paid for the period	(2,037)	(823)
Add: Items allocable to our general partner	11,266	-
Subtotal	3,247	5,530
Less: General partner 2% ownership	(65)	(111)
Income available for common unitholders	$3,182	$5,419

Denominator for basic per common unit:
Common Units	39,484	39,453

Denominator for diluted per common unit:
Common Units	39,484	39,453
Phantom Units	129	84
	39,613	39,537

Basic net income per common unit	$0.08	$0.14	(1)
Diluted net income per common unit	$0.08	$0.14	(1)

	Year Ended
	December 31, 2009	December 31, 2008
Numerators for basic and diluted net income
per common unit:
Net income attributable to Genesis Energy, L.P.	$8,063	$26,089
Less: General partner's incentive distribution
to be paid for the period	(6,318)	(2,613)
Add: Items allocable to our general partner	18,853	-
Subtotal	20,598	23,476
Less: General partner 2% ownership	(412)	(470)
Income available for common unitholders	$20,186	$23,006

Denominator for basic per common unit:
Common Units	39,471	38,961

Denominator for diluted per common unit:
Common Units	39,471	38,961
Phantom Units	132	64
	39,603	39,025

Basic net income per common unit	$0.51	$0.59	(1)
Diluted net income per common unit	$0.51	$0.59	(1)

                    (1)  Amounts have been adjusted to reflect the adoption of new accounting guidance, which is now a part of ASC 260, “Earnings per Share”, which requires the subtraction in this calculation of the incentive distributions to be paid with respect to the quarter rather than incentive distributions paid in the quarter.  Previously reported basic and diluted net income per common unit remained the same for the three months period.  Basic and diluted net income per common unit was $0.61 and $0.60 for the annual period, respectively.

GAAP to Non-GAAP Financial Measure Reconciliation - Unaudited

AVAILABLE CASH BEFORE RESERVES RECONCILIATION TO
NET CASH FLOWS FROM OPERATING ACTIVITIES

	Three Months Ended		Year Ended
	December 31,	September 30,	December 31,	December 31,
	2009	2009	2009	2008
	(in thousands)

Net cash flows from operating activities (GAAP
measure)	$34,248	$36,765	$90,079	94,808
Adjustments to reconcile net cash flow provided
by operating activities to Available Cash
before reserves:
Maintenance capital expenditures	(668)	(1,336)	(4,426)	(4,454)
Proceeds from asset sales	260	156	873	760
Amortization and write-off of credit facility
issuance costs	(1,055)	(487)	(2,503)	(1,437)
Effects of available cash from joint ventures
not ncluded in operating cash flows	(150)	-	101	1,067
DG Marine earnings in excess of distributable cash	(493)	(1,108)	(4,475)	(2,821)
Other items affecting Available Cash	1,353	(778)	1,768	599
Net effect of changes in operating accounts not
included in calculation of Available Cash	(9,774)	(9,497)	9,569	1,262
Available Cash before Reserves (Non-GAAP
measure)	$23,721	$23,715	$90,986	$89,784

CHANGES IN OPERATING ACCOUNTS NOT INCLUDED IN CALCULATION
OF AVAILABLE CASH BEFORE RESERVES

	Three Months Ended		Year Ended
	December 31,	September 30,	December 31,	December 31,
	2009	2009	2009	2008
	(in thousands)
Decrease (increase) in:
Accounts receivable	$(466)	$93	$(7,979)	$61,126
Inventories	(1,511)	(1,663)	(16,559)	(5,557)
Other current assets	(2,189)	5,341	(2,712)	(2,419)
Increase (decrease) in:
Accounts payable	15,132	761	19,203	(58,224)
Accrued liabilities	(1,192)	4,965	(1,522)	3,812
Net changes in components of operating assets
and liabilities	$9,774	$9,497	$(9,569)	$(1,262)

This press release and the accompanying schedules include a non-generally accepted accounting principle (“non-GAAP”) financial measure of available cash.  The accompanying schedule provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Our non-GAAP financial measure should not be considered as an alternative to GAAP measures of liquidity or financial performance.  We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants.

Available cash. Available Cash before Reserves is a liquidity measure used by management to compare cash flows generated by us to the cash distribution paid to our limited partners and general partner.  This is an important financial measure to the external users of financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure; and (4) the viability of projects and the overall rates of return on alternative investment opportunities.  Lastly, Available Cash before Reserves (also referred to as distributable cash flow) is the quantitative standard used throughout the investment community with respect to publicly-traded partnerships.  Available Cash before Reserves data presented in this press release may not be comparable to similarly titled measures of other companies as Available Cash before Reserves excludes some, but not all items that affect net income or loss and because these measures may vary among other companies.

We define available cash as net income or loss as adjusted for specific items, the most significant of which are the addition of non-cash expenses (such as depreciation), the substitution of cash generated by our joint ventures in lieu of our equity income attributable to such joint ventures, the elimination of gains and losses on asset sales (except those from the sale of surplus assets) and unrealized gains and losses on derivative transactions, and the subtraction of maintenance capital expenditures, which are expenditures that are necessary to sustain existing (but not to provide new sources of) cash flows.

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